UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): March 1, 2014

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)

(281) 933-3339
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   Annual Equity Compensation Grants. As stated in the proxy statement for its Annual Meeting of Stockholders held on May 22, 2013, and in its Annual Report on Form 10-K for the year ended December 31, 2013, ION Geophysical Corporation (the “Company”) has adopted a policy that all awards of restricted stock and stock options to its employees and directors will be granted on one of four designated dates during the year: March 1, June 1, September 1 or December 1. With the exception of significant promotions, new hires or unusual circumstances, the Company has historically made most awards of equity compensation to employees on December 1 of each year. That date was originally selected because (i) it enables the Company to consider individual performance eleven months into the fiscal year, (ii) it simplifies the annual budget process by having the expense resulting from the equity award occur late in the year, (iii) the date is approximately three months before the date that the Company normally pays any annual incentive bonuses and (iv) generally speaking, December 1 is not close to any dates on which an earnings announcement or other announcement of a material event would normally be made by the Company. Until 2014, the Company also made annual awards of equity compensation to its non-employee directors on December 1 of each year. In 2013, the Governance Committee of the Board of Directors of the Company decided that, commencing in 2014, the annual grant date for non-employee directors will be changed to March 1 of each year in order to maximize grants under the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”) prior to its expiration in May 2014 and to move to a grant date closer to the Company’s annual stockholders' meeting, which is a practice common to many public companies. At its regular meeting on February 10, 2014, the Compensation Committee of the Board of Directors of the Company decided that, for 2014 only, the annual awards of equity compensation to employees for 2014 would be made on March 1 instead of December 1 in order to utilize all available shares remaining in the 2004 LTIP prior to its expiration in May 2014. In reaching its decision, the Compensation Committee also recognized that the Company’s announcement of its 2013 earnings was scheduled to occur more than two weeks prior to the March 1, 2014 grant date, and in fact occurred as scheduled on February 12, 2014. Commencing in 2015, the Company intends for annual awards of equity compensation to employees to once again be made on December 1 of each year.
Consistent with this policy, on March 1, 2014, the Company granted certain equity compensation awards to its key employees, including its officers. The table below shows the grants on that date to the current named executive officers of the Company of (i) nonqualified stock options under the Company’s 2004 LTIP and (ii) shares of the Company’s restricted stock under the 2004 LTIP:

Executive Officer	Title	Shares Subject to Stock Options (#)	Shares of Restricted Stock (#)
R. Brian Hanson	President and Chief Executive Officer	100,000	70,000
Christopher T. Usher	Executive Vice President and Chief Operating Officer, GeoScience Division	60,000	20,000
Ken Williamson	Executive Vice President and Chief Operating Officer, GeoVentures Division	60,000	20,000
Gregory J. Heinlein	Senior Vice President and Chief Financial Officer	40,000	15,000
Colin Hulme	Senior Vice President, Ocean Bottom Services	50,000	15,000
The options granted vest 25% each year over a four-year period and are exercisable at a price equal to $4.07 per share, which is the closing sales price per share of the Company’s common stock on the NYSE on the last trading day immediately prior to the date of grant, in accordance with the terms of the 2004 LTIP. The grants of shares of restricted stock will vest in one-third increments each year, over a three-year period. During the period that the restricted stock has not yet vested, holders of shares of restricted stock are entitled to the same voting rights as all other holders of common stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2014	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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